 Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

ir@nstar.com

For Immediate Release                                                                                       January 24, 2008

NSTAR Reports Earnings for the Fourth Quarter and Year 2007

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $39.4 million, or $0.37 per common share, for the fourth quarter of 2007, compared to $40.4 million, or $0.38 per share, reported for the same period in 2006, a decline of 2.6%.  The company also reported earnings of $2.07 per share for the year ended December 31, 2007 compared to $1.93 per share for the year ended December 31, 2006.

Chairman, President and Chief Executive Officer Thomas J. May said, “2007 was another very good year for both our customers and our shareholders.  From an operations perspective, our service to customers was again outstanding.  Based on specific service quality criteria, NSTAR’s reliability was once again the best of Massachusetts utilities in 2007 and in the top quartile of its industry peers.  We focus all our efforts on keeping the lights on and the gas flowing for our customers, and when outages do occur, restoring service safely and quickly.  In fact, NSTAR customers are experiencing fewer outages, and they are waiting less time for service to be restored. Also, with the help of technological advances, NSTAR is answering calls faster, and customers have more web-based options available than ever before.  Although there is always more work to be done when it comes to customer service, it is clear from our strong operating performance that we are on the right track.  The dedicated performance of our employees is essential to achieving these positive service quality results.”

May continued, “Our total return to shareholders for the year was 9.5% compared to 5.5% for the S&P 500.  In fact, NSTAR has outperformed the S&P 500 for each of the one, three, five and ten-year periods ended December 31, 2007.  The common dividend was also increased by 7.7% in 2007 to an annualized rate of $1.40 per share.”

Earnings per share for the fourth quarter of 2007 were $0.37, a decrease of $0.01 or 2.6%, compared to $0.38 for the same period last year.  Positive factors include increases in electric and gas sales of 4% and 21%, respectively, revenues from our performance-based rate plan that also provides customers with flat delivery prices for seven years and an increase in transmission revenues.  These positive items were more than offset by an increase in operations and maintenance expense, higher depreciation expense and a lower contribution from non-utility operations.

2008 Outlook

The company provides guidance for the year 2008 as follows:

a)

Earnings per share are expected to be in the $2.16 - $2.26 range.

b)

Electric sales are expected to increase 1% to 2%, assuming normal weather conditions.

c)

Operations and maintenance expense is expected to grow 1% to 2%.

d)

Capital expenditures for the year are expected to be approximately $440 million, including approximately $140 million for transmission projects.

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Comparative unaudited results for the fourth quarter and year-end periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended December 31:	2007	2006	% Change
Operating revenues	$747,352	$802,067	(6.8)%
Net income	$39,397	$40,356	(2.4)%
Earnings per basic and diluted share	$0.37	$0.38	(2.6)%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,106	107,222	(0.1)%
Dividends paid per common share	$0.325	$0.3025	7.4%

Twelve months ended December 31:	2007	2006	% Change
Operating revenues	$3,261,784	$3,577,702	(8.8)%
Net income	$221,515	$206,774	7.1%
Earnings per share:
Basic	$2.07	$1.94	6.7%
Diluted	$2.07	$1.93	7.3%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,122	107,125	-%
Dividends paid per common share	$1.30	$1.21	7.4%

(a) More detailed financial information will be provided in NSTAR’s Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission in mid-February 2008.

Fourth Quarter Conference Call

NSTAR is holding a conference call to discuss its fourth quarter and full year 2007 financial results and its outlook for 2008 on Friday, January 25, 2008 at 9:00 a.m. (Eastern Standard Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstar.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.3 billion and assets of $7.8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts unregulated non-utility operations.  For more information, go to www.nstar.com.

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Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.  Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: weather conditions; future economic conditions in the regional and national markets; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; the impact of conservation measures and self-generation by our customers; the impact of performance service quality measures; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

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